GP.COM HOLDING COMPANY, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), effective as of June 29, 2014 (the “Effective Date”), is by and between the Persons listed on the signature page hereof. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in Article 12 of this Agreement.

WITNESSETH:

WHEREAS, the Certificate of Formation for GP.COM HOLDING COMPANY, LLC, a limited liability company organized under the laws of the State of Florida (formerly known as Grandparents Acquisition Company, LLC and Grandparents.com, LLC; the “Company”), was filed with the Secretary of State of the State of Florida on April 20, 2010.

WHEREAS, as of May 4, 2010, the Members (as defined below) entered into that certain Limited Liability Company Operating Agreement of the Company, which was amended by the First Amendment thereto as of September 17, 2010, the Second Amendment thereto as of October 1, 2011, the Third Amendment thereto as of May 4, 2010 and the Fourth Amendment thereto and Agreement and Plan of Distribution as of June 9, 2014 (as amended, the “Original Operating Agreement”).

WHEREAS, on October 1, 2010, the Management Committee adopted the 2010 Stock Option Plan (the “Option Plan”), and has since such time granted the options to purchase Class A Units (the “Options”) to certain optionees (the “Optionees”), which Class A Units, immediately upon issuance thereof, shall be redeemed by the Company in exchange for shares of common stock, par value $0.01 (“GPCM Common Stock”), of Grandparents.com, Inc. (“GPCM”) at a ratio of 3.76 shares of GPCM Common Stock for each Class A Unit (the “Redemption Ratio”).

WHEREAS, the Members of the Company’s Management Committee unanimously resolved, as of January 31, 2014, to (A) reserve 1,234,525 shares of GPCM Common Stock for issuance in connection with the redemption of the Class A Units granted upon the proper exercise of the Options in accordance with the respective governing award agreements (the “Reserved Option Shares”); and (B) distribute 51,330,239 shares of GPCM Common Stock to the Members holding Class A Preferred Units and Class A Units (the “Distribution”).

WHEREAS, the Company completed the Distribution on June 29, 2014 and, as of the date hereof, there are only two Members, Meadows and the BJS Squared LLC (f/k/a/Leber-Bernstein Group, LLC (“BJS”), each owning one Class A-1 Unit (as defined below).

WHEREAS, the Members desire and intend that the Original Operating Agreement be amended and restated in its entirety as set forth herein.

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NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1

THE COMPANY

1.1.          Formation. The Company has been formed as a limited liability company under the provisions of the Florida Limited Liability Company Act (the “Act”), to be governed by the Act, except as specifically set forth in this Agreement, by filing the Certificate of Formation of the Company on April 20, 2010. The rights, powers, duties, obligations and liabilities of the Members (in their respective capacities as such) shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in his capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2.          Name. The name of the Company is GP.COM HOLDING COMPANY, LLC.

1.3.          Purpose. The purpose of the Company shall be to engage in any lawful activity for which a limited liability company may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company.

1.4.          Registered Agent and Registered Office and Other Offices. The registered agent for service of process shall be Steve Leber and the registered office of the Company in the State of Florida shall be 6181 Hollows Lane, Delray Beach FL 33161, in each case until otherwise established by an amendment of the Certificate of Formation filed with the Secretary of State of the State of Florida in the manner provided by law. The Company may have such other office or offices within or without the State of Florida as the Management Committee (as defined below) may from time to time determine. The address of the Company’s principal place of business shall be at such places as may be determined by the Management Committee from time to time.

1.5.          Term. The existence of the Company commenced on April 20, 2010, which is the date of the filing of the Certificate of Formation with the Secretary of State of the State of Florida. The Company shall have a perpetual existence unless sooner terminated pursuant to the provisions of this Agreement.

1.6.          No Termination or Partition. Except as specifically provided in this Agreement (a) no Member shall terminate or attempt to terminate this Agreement or voluntarily take any action which would result in such termination, and (b) no Member shall seek any partition or sale of the assets of the Company.

1.7.          Organizational Matters. The Members shall execute all such certificates and other documents and make such filings and recordings and perform other acts conforming hereto as shall constitute compliance with the Act and any other statutes, rules and regulations that affect the Company, as determined by the Management Committee.

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1.8.          Powers of the Company. Subject to the provisions of this Agreement, (a) the Company may, with the approval of the Management Committee, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (b) the Management Committee may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company. Subject only to the provisions of Section 2.11, the Management Committee shall have the sole power and authority to enter into any transaction permitted by law, and to issue Class A Units, Class A-1 Units or any other class of Units it determines to be appropriate, in its sole discretion, on such terms and conditions the Management Committee, in its sole business judgment, deems reasonable, including convertible debt, preferred capital, convertible preferred, warrants, incentive or nonqualified stock options, SAR’s or any other equity or debt instrument.

1.9.          No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Member of the Management Committee or Officer shall be a partner or joint venturer of any other Member, Member of the Management Committee or Officer, for any purposes other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the immediately preceding sentence, the Members intend that the Company shall be treated as a partnership for federal tax and, if applicable, state income tax and local income tax purposes, and each Member and the Company shall file all tax returns, and otherwise take all tax and financial reporting positions, in a manner consistent with such treatment. Neither the Members nor the Company shall make any election under Treasury Regulation §301.7701-3, or any comparable provisions of state or local law, to treat the Company as an entity other than a partnership for federal tax or state or local income tax purposes. The Members acknowledge that the Company will be treated as a continuation of Grandparents.com, LLC for federal income tax purposes pursuant to Internal Revenue Code Sec. 708(a).

ARTICLE 2

MEMBERS; UNITS

2.1.          Members. Each of the parties to this Agreement, and each Person admitted as a Member of the Company pursuant to the Act and Article 9 of this Agreement, shall be Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Certificate of Formation or this Agreement. At the time any party ceases to be a Member and upon the admission of any new Member, Schedule 1 hereto shall be amended accordingly; provided, that Schedule 1 shall not be amended to reflect the admission or exit of any Class A Member. The Management Committee shall amend Schedule 1 from time to time, without the consent of any Member being required therefor, to reflect any changes in the names or Capital Contributions or Units of the Members made in accordance with this Agreement provided, that no amendments shall be made in connection to reflect any changes in the names or Capital Contributions or Units of any Class A Member. Any reference in this Agreement to Schedule 1 shall be deemed to be a reference to Schedule 1, as amended and in effect from time to time.

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2.2.         Units.

(a)          Classes of Units. The Company shall have two classes of units: Class A Units (“Class A Units”) and Class A-1 Units (“Class A-1 Units” and, together with the Class A Units, the “Units”).

(i)          The Class A-1 Members of the Company are Meadows and BJS, and their respective number of Class A-1 Units are listed on Schedule 1.

(ii)         Class A Units shall only be issued to an Optionee upon the proper exercise of an Option in accordance with the respective governing award agreement, and such Class A Units shall, immediately upon issuance thereof, be redeemed by the Company in exchange for shares of GPCM Common Stock at the Redemption Ratio. For the avoidance of doubt, (i) an Optionee shall have no rights whatsoever as a Member until such time as an Option is properly exercised in accordance with the respective governing award agreement, (ii) once an Optionee becomes a Class A Member, it shall have no voting rights whatsoever, as set forth in Section 2.5(b) below, and (iii) a Class A Member shall no longer be a Member once his, her or its Class A Units have been redeemed. Class A Members shall have no financial interest, including, without limitation, rights to any distributions, profits or allocations, or any other interest, except for the right to have their Class A Units redeemed by the Company for shares of GPCM Common Stock. No further Options shall be granted by the Company. Except as set forth in this Section 2.2, the Company has no other Units, classes of Units, rights to acquire any Units or any other securities issued or outstanding as of the date hereof.

(b)          Mandatory Redemption of Class A Units. Each Class A Unit shall be mandatorily redeemed by the Company immediately upon issuance thereof in exchange for shares of GPCM Common Stock at the Redemption Ratio. For the avoidance of doubt, the Members do not intend that there shall be outstanding any Class A Unit at any time except to the extent that it is issued in order to be redeemed immediately for shares of GPCM Common Stock.

2.3.         Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

2.4.         Nature of Units; Agreement Is Binding Upon Successors. The interests of Members in the Company constitute their personal estate. No Member has any interest in any specific asset or property of the Company. Subject to Article 9, in the event of the death or legal disability of any Member, the executor, trustee, administrator, guardian, conservator or other legal representative of such Member may exercise the rights and powers of that Member and shall be bound by all of the provisions of this Agreement. If a Member which is not a natural person is dissolved or terminated, the successor or legal representative of such Member may exercise the rights and powers of that Member and shall be bound by all of the provisions of this Agreement.

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2.5.         Voting.

(a)          Each Class A-1 Member will be entitled to one vote per Class A-1 Unit with regard to any matter required to be submitted to the vote of the Members hereunder or under the Act. Each of BJS and Meadows hereby grants to each of the BJS Manager and Meadows Manager (each as defined below), respectively, an irrevocable proxy coupled with an interest, to vote all of their respective Class A-1 Units as they see fit, such that the Management Committee shall have complete voting control of the Company, and all Class A-1 Members hereby authorize the Management Committee to take any and all such actions on their behalf.

(b)          Class A Members shall have no voting rights; Class A Members are entitled only to have their Class A Units immediately redeemed by the Company for shares of GPCM Common Stock in accordance with the Exchange Ratio and shall have no other rights under this Agreement whatsoever.

2.6.         Members are Not Agents. The management of the Company is vested in the Management Committee. The Members (in their capacity as such) shall have no power to vote on any matter or participate in the management of the Company, except as expressly required by the Act, this Agreement or the Certificate of Formation. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Management Committee, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

2.7.         Affiliated Transactions with the Company. Neither the Company nor any subsidiary of the Company will enter into any transaction with any security holder, director, Member of the Management Committee, officer or other employee (or any Affiliate or relative of any of the foregoing) of the Company, including without limitation, entering into any agreement, understanding, contract or otherwise altering or amending or waiving any agreement, understanding or contract with any Affiliate of the Company (an “Affiliated Transaction”) unless (a) the Management Committee approves such Affiliated Transaction, and (b) such Affiliated Transaction is entered into on arms-length terms. No Affiliated Transaction shall be void or voidable or in any way affected solely by reason of any direct or indirect financial interest of a Member, a Member of the Management Committee or any of their respective Affiliates, solely because a Member, Member of the Management Committee or Affiliate who has a direct or indirect interest in the Affiliated Transaction is present at or participates in the meeting which authorized the Affiliated Transaction, or solely because an interested Member of the Management Committee’s vote is counted for purposes of authorizing the Affiliated Transaction.

2.8.         Loans by Members to the Company. No Member shall be obligated to lend money to the Company. No Member may lend money to the Company without the prior approval of the Management Committee.

2.9.         Additional Members. In order for a Person, other than an existing Class A-1 Member, to be admitted as a Class A-1 Member of the Company: (a) such Person shall have delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement in a form acceptable to the Management Committee and shall have delivered such documents and instruments as the Management Committee determines to be necessary or appropriate and as are consistent with the terms of this Agreement; and (b) the secretary of the Company shall amend Schedule 1 without the further vote, act or consent of any other Person to reflect such new Person as a Class A-1 Member. Upon the amendment of Schedule 1, such Person shall be admitted as an additional Class A-1 Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Class A-1 Units. For the avoidance of doubt, and as set forth in Section 2.1, the provisions of this Section 2.9 shall not apply to Class A Members.

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ARTICLE 3

MANAGEMENT OF THE COMPANY

3.1.         The Management Committee; Delegation of Authority and Duties.

(a)          Members of the Management Committee. Subject to the terms and conditions of this Agreement, the Management Committee, on behalf of the Members, shall have the sole and exclusive right and authority to manage and control the business and affairs of the Company, and shall possess all rights and powers of a “manager” of a limited liability company as provided in the Act and otherwise by law. Except as otherwise expressly provided for herein, the Members hereby agree to the exercise by the Management Committee of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Management Committee, the Members agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with a vote of the Management Committee on such act or matter. No Member, in its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. Each Member acknowledges and agrees that, except as otherwise expressly provided in this Agreement, no Member shall, in its capacity as a Member, be bound to devote any or all of such Member’s business time to the affairs of the Company, and that each Member and such Member’s Affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures.

(b)          Delegation by Management Committee. The Management Committee shall have the power and authority to delegate to one or more Persons the Management Committee’s rights and powers to manage and control the business and affairs of the Company, including to delegate to Officers, agents and employees of the Company. The Management Committee may authorize any Person (including, without limitation, any Class A Member or Officer) to enter into and perform under any document on behalf of the Company.

3.2.         Establishment of Management Committee.

(a)          Members of the Management Committee. The Management Committee shall consist of two individuals (“Members of the Management Committee”), one designated by BJS (the “BJS Member”) and the other designated by Meadows (the “Meadows Member”). BJS hereby designates and appoints Steve Leber, and Meadows hereby designates and appoints Robert Cohen. Each Member of the Management Committee shall remain in office until his or her death, disability, resignation or removal. In the event of resignation, death, disability, removal or other incapacity of a Member of the Management Committee, the vacancy created thereby shall be filled in accordance with this Section 3.2(a).

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(b)          No Individual Authority. No Member of the Management Committee in his capacity as such has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing, other than acts that are authorized by the Management Committee acting in accordance with this Agreement and the Act.

3.3.         Management Committee Meetings.

(a)          Quorum. Except as otherwise provided in this Agreement, all of the Members of the Management Committee shall constitute a quorum for the transaction of the business of the Management Committee and, except as otherwise provided in this Agreement, the unanimous act of the Members of the Management Committee present at a meeting of the Management Committee at which a quorum is present shall be the act of the Management Committee.

(b)          Place; Waiver of Notice. Meetings of the Management Committee may be held at such place or places as shall be determined from time to time by resolution of the Management Committee. At all meetings of the Management Committee, business shall be transacted in such order as shall from time to time be determined by resolution of the Management Committee. Attendance of a Member of the Management Committee at a meeting shall constitute a waiver of notice of such meeting, except where a Member of the Management Committee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)          Regular Meetings. Regular meetings of the Management Committee shall be held at such times and at such places as shall be designated from time to time by resolution of the Management Committee. Notice of such meetings shall not be required so long as Members of the Management Committee receive copies of each resolution pursuant to which the time and place of such meetings are set.

(d)          Special Meetings. Special meetings of the Management Committee may be called on at least 24 hours written notice to each Member of the Management Committee by any Member of the Management Committee. Such notice need not state the purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

(e)          Record Date. The Management Committee may fix a time in the future as a record date for the determination of the Members of the Management Committee entitled to notice of and to vote at any meeting of Members of the Management Committee or entitled to give consent to action by the Company in writing without a meeting, to receive any report, to receive any dividend or distribution, or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of interests. The record date so fixed shall be not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only Members of the Management Committee at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment or rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the record date, except as otherwise provided by statute or in the Certificate of Formation or this Agreement. If the Management Committee does not so fix a record date:

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(i)          The record date for determining the Members of the Management Committee entitled to notice of or to vote at a meeting of Members of the Management Committee shall be at the close of business on the business day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the business day immediately preceding the day on which the meeting is held; and

(ii)         The record date for determining the Members of the Management Committee entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given.

(f)          Notice. Notice of any special meeting of the Management Committee or any subcommittee may be given personally, by mail, facsimile, courier or other reasonably appropriate means.

(g)          Expenses. The Company will reimburse the Members of the Management Committee for all reasonable out-of pocket expenses incurred in connection with attendance at a Management Committee (or other committee) meeting and/or activities.

3.4.         Chairman. The Management Committee may designate a Member of the Management Committee to serve as chairman. The chairman shall, unless a majority of Members of the Management Committee present determine otherwise, preside at all meetings of the Management Committee. If the chairman is absent at any meeting of the Management Committee, a majority of the Members of the Management Committee present shall designate another Member of the Management Committee to serve as interim chairman for that meeting. The chairman, in his capacity as such, shall have no authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing.

3.5.         Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Certificate of Formation or this Agreement to be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the Members of the Management Committee. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Florida, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Management Committee. Subject to the requirements of this Agreement for notice of meetings, the Members of the Management Committee may participate in and hold a meeting of the Management Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

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3.6.         Officers.

(a)          Designation and Appointment. The Management Committee may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Management Committee), including employees, agents and other Persons (any of whom may be a Member or Member of the Management Committee) who may be designated as Officers of the Company, with titles including but not limited to “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the Management Committee. Any number of offices may be held by the same person. In its discretion, the Management Committee may choose not to fill any office for any period as it may deem advisable. Any Officer so designated shall have such authority and perform such duties as the Management Committee may, from time to time, delegate to them. Each Officer shall hold office until his successor shall be duly designated and shall qualify, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

(b)          Resignation/Removal. Any Officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Management Committee. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Management Committee. Designation of an Officer shall not of itself create any contractual or employment rights. Nothing contained in this Section 3.6(b) shall be deemed to limit or otherwise abridge any rights or obligations to which the Company or an Officer may be subject pursuant to the terms of any employment, management or other similar agreement.

(c)          Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Florida.

(d)          Chief Executive Officer. The chief executive officer shall have such powers and perform such duties as may from time to time be prescribed by the Management Committee and shall report directly to the Management Committee.

(e)          Chief Operating Officer. The chief operating officer shall have such powers and perform such duties as may from time to time be prescribed by the Management Committee and/or the Chief Executive Officer and shall report directly to the Management Committee and/or the Chief Executive Officer, as determined by the Management Committee.

(f)          President. The president shall have such powers and perform such duties as may from time to time be prescribed by the Management Committee and/or the Chief Executive Officer and shall report directly to the Management Committee and/or the Chief Executive Officer, as determined by the Management Committee.

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(g)          Chief Financial Officer. The chief financial officer shall have such powers and perform such duties as may from time to time be prescribed by the Management Committee.

(h)          Vice Presidents. The vice presidents shall have such powers and perform such duties as may from time to time be prescribed by the Chief Executive Officer.

(i)          Secretary. The secretary shall have such powers and perform such duties as may from time to time be prescribed by the Chief Executive Officer.

3.7.         Conflicts of Interest. The Members of the Management Committee, Company’s accountants, executive officers, and legal counsel may also serve as accountants, executive officers, and legal counsel for any Member or the Company, whether actual or potential conflicts exist between the interests of the Members and their Affiliates and the interests of the Company.

ARTICLE 4

LIMITATION OF LIABILITY; INDEMNIFICATION

4.1.         Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

4.2.         Exculpation. To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any other person or entity who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of any of this Agreement or such Covered Person’s employment agreement, if any. Without limiting the foregoing, each Member agrees to waive any claim or right of action that such Member might have, whether individually or on behalf of the Company, against any Member of the Management Committee on account of any action taken or failure to take any action in his capacity as a Member of the Management Committee; provided, that such waiver shall not extend to any matter involving any fraud, gross negligence or willful breach of this Agreement on the part of any Member of the Management Committee.

4.3.         Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Article 4. Such undertaking shall include the grant to the Company by the Member associated with such Covered Person of the right to set off the amount of such repayment obligation against future distributions to such Member if the same remains unpaid by the Covered Person for thirty (30) days after written demand from the Company.

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4.4.          Indemnification. In addition to the payment of expenses pursuant to Section 4.3, to the fullest extent permitted by applicable law, the Company agrees to indemnify, pay and hold each Covered Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, any interest and penalties, out-of-pocket expenses and the reasonable fees and disbursements of counsel for such Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, which may be imposed on, incurred by, or asserted against any such Covered Person, in any manner relating to or arising out of any act or omission performed or omitted by such Covered Person on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person which is determined by a final, non-appealable decision of a court of competent jurisdiction to have resulted from such Covered Person’s gross negligence, willful misconduct or willful breach of either this Agreement or such Covered Person’s employment agreement, if any, with respect to such acts or omissions; provided, that any indemnity payment under this Section 4.4 shall be provided out of and to the extent of Company assets only, and no Member shall have .any personal liability on account thereof.

4.5.          Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person’s or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

4.6.          Fiduciary Duties. To the extent that, at law or in equity, a Covered Person has duties, including fiduciary duties, and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.

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ARTICLE 5

CAPITAL

5.1.         Capital Contributions.

(a)          Subject to subsections (b) and (c) hereof, for all purposes under this Agreement, including profit allocations, cash flow distributions, etc., all profits and loss allocations, and distributions of cash or other property to Class A-1 Members shall be based on ownership of Class A-1 Units. The Class A Units shall be issued to each Optionee upon proper exercise of the Options in accordance with the respective governing award agreements, which were granted in exchange for services provided to the Company by such Optionee, and no capital contribution is required with respect to such Class A Units. It is the intent of the Members that upon the proper exercise of the Options in accordance with the respective governing award agreements, each Optionee will be treated as receiving property in exchange for services provided to the Company as provided in Treasury Regulation §1.83-1(a), and would receive an initial Capital Account equal to the amount paid for such Options (if any), plus the exercise price paid for the Class A Units. Class A Members are entitled only to have their Class A Units immediately redeemed by the Company for shares of GPCM Common Stock in accordance with the Exchange Ratio and shall have no other rights of distribution. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall report Capital Account balances for financial and tax-reporting purposes as required by generally accepted accounting principles and federal income tax regulations.

(b)          To the extent that any Option remains unexercised as of its respective expiration date, the Reserved Option Shares subject to such Option shall be distributed on a pro rata basis to the Class A-1 Members.

5.2.         Capital Accounts.

(a)          The Company shall establish and maintain a separate capital account for each Member in accordance with Section 704 of the Code and the Treasury Regulations promulgated thereunder, including Treasury Regulation §1.704-1(b) (each such capital account, a “Capital Account”). Without limiting the generality of the foregoing, and subject to Sections 5.1 and 5.4 and paragraphs (b), (c), (d) and (e) below, the Capital Account maintained for each Member shall be equal to:

(i)          the Capital Contribution made by such Member to the Company (including the book value of any property contributed by such Member to the Company (net of liabilities that the Company is considered to assume or take subject to in accordance with Section 752 of the Code); increased by

(ii)         the aggregate amount of Net Income and other items of income and gain allocated to each Member pursuant to Section 6 (other than Section 6.6); decreased by

(iii)        the aggregate amount of distributions made by the Company to such Member ((including the book value of any property distributed by the Company to such Member (net of liabilities that the Company is considered to assume or take subject to in accordance with Section 752 of the Code); decreased by

(iv)        the aggregate amount of Net Loss and other items of deduction, expenditure and loss allocated to such Member pursuant to Section 6 (other than Section 6.6).

(b)          The Management Committee shall adjust the book values of all Company assets to equal their respective fair market values as determined in accordance with Section 5.4, as determined by the Management Committee, upon the occurrence of any Revaluation Event. The Capital Accounts shall be increased or decreased (as appropriate) to reflect the revaluation of Company assets, in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(f).

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(c)          Except as may be required by the Act or any other applicable law, no Member with a negative balance in its Capital Account shall have any obligation, in connection with the liquidation of the Company or otherwise, to restore such negative balance.

(d)          Upon any transfer (other than a pledge or hypothecation) of a Unit, a proportionate share of the Capital Account of the transferor shall be transferred to the transferee, and the transferee shall be deemed to have made the contributions that were made by the transferor and to have received the distributions and allocations that were received by the transferor from the Company, in each case to the extent of the Unit transferred.

(e)          The maintenance of Capital Accounts pursuant to this Section 5.2 is intended to comply with the requirements of Code Section 704 and the Treasury Regulations promulgated thereunder, and the provisions of this Agreement regarding the maintenance of Capital Accounts shall be interpreted and applied consistently therewith. If, in the opinion of the Management Committee, the manner in which the Capital Accounts are to be maintained pursuant to this Section 5.2 should be modified in order to comply with the requirements of Code Section 704 and the Treasury Regulations promulgated thereunder, then, notwithstanding anything to the contrary contained in this Section 5.2, the Management Committee may, in its sole discretion, change the manner in which the Capital Accounts are maintained, and the Management Committee shall have the right, upon delivery of written notice to each Member and without obtaining the consent of any Member, to amend this Agreement to reflect any such change in the manner in which the Capital Accounts are maintained; provided, however, that any such change in the manner of maintaining the Capital Accounts shall not alter materially the economic arrangement among the Class A-1 Members.

5.3.         Accounting for Distributions in Kind. For purposes of maintaining Capital Accounts when Company property is distributed in kind (but not for tax purposes): (a) the Company shall treat such property as if it had been sold for its fair market value on the date of distribution, with such fair market value to be determined in accordance with the valuation procedures set forth in Section 5.4; (b) any difference between such fair market value and the Company’s prior book value in such property for Capital Account purposes shall constitute Net Income or Net Loss, as the case may be, for the Accounting Period ending on and including the date of such distribution and shall be allocated to the Capital Accounts of the Class A-1 Members pursuant to Section 6; and (c) each Class A-1 Member’s Capital Account shall be reduced by the fair market value on the date of distribution, as determined in accordance with the valuation procedures set forth in Section 5.4, of the property distributed to such Class A-1 Member (net of any liabilities secured by such distributed property that such Class A-1 Member is considered to assume or take subject to Section 752 of the Code).

5.4.         Valuations. All valuations of the Company’s investments or other assets shall be determined by the Management Committee. Since it is understood by the Class A-1 Members that some or all of the investments or other assets of the Company may have no readily ascertainable market value or may be subject to restrictions on transfer which affect value, the Management Committee is necessarily given a wide range of discretion in determining such values.

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ARTICLE 6

ALLOCATIONS

6.1.         Allocations; In General. Subject to Section 5.1, income, gain, loss and expense of the Company shall be allocated to the Capital Accounts of the Members in accordance with this Section 6.

6.2.         Net Income and Net Loss. For each Accounting Period, after giving effect to the special allocations set forth in Sections 6.3, 6.4 and 6.5, Net Income and Net Loss shall be allocated to the Members pro rata based on their respective ownership of Units. In all events, the basic economic arrangement of the Members set forth in Section 7.1 shall be controlling. The parties hereto further acknowledge and confirm the authority of the Management Committee, pursuant to Section 6.3 or otherwise, to make such corrective allocations as it deems necessary to achieve the purpose described in the two immediately preceding sentences.

6.3.         Corrective Adjustments. If, for any reason, allocations of Net Income and Net Loss (or any item of income, gain, loss or expense taken into account in determining Net Income and Net Loss) do not correspond to distributions of amounts or other property made or required to be made by the Company pursuant to Article 7 (due, for example, to events occurring between the time that such allocations are made and the time that the related distributions are made), then the Management Committee shall allocate Net Income and Net Loss (and, if necessary, items of Company income (including gross income), gain, loss and expense taken into account in determining Net Income and Net Loss) and any other items of Company income, gain, loss and expense recognized in subsequent Accounting Periods among the Members in such a manner as shall, in the Management Committee’s sole discretion, eliminate as rapidly as possible the disparity between the prior allocations of Net Income and Net Loss (or items taken into account in determining Net Income and Net Loss), on the one hand, and those non-corresponding distributions, on the other hand. In all cases, any corrective adjustments made pursuant to this Section 6.3 shall be controlled by the economic arrangement of the Members set forth in Article 7.

6.4.         Special Allocations. Prior to making any allocations under Section 6.2 or 6.3, the following special allocations shall be made subject to Section 5.1 and in the following order:

(a)          Limitation on Net Losses. If any allocation of Net Loss or an item of deduction, expenditure or loss to be made pursuant to Section 6.2, Section 6.3 or this Section 6.4 for any Accounting Period would cause a deficit in any Member’s Adjusted Capital Account (or would increase the amount of any such deficit), then the relevant amount shall be allocated to such Members that have positive Adjusted Capital Account balances in proportion to the respective amounts of such positive balances until all such positive balances have been reduced to zero.

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(b)          Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation §1.704-1(b) (2) (ii) (d) (4), §1.704-1(b) (2) (ii) (d) (5) or §1.704-1(b) (2) (ii) (d) (6) that creates or increases a deficit in the Adjusted Capital Account of such Member, then items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for the relevant Accounting Period and, if necessary, for subsequent Accounting Periods) shall be allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible, provided, however, that any allocation of income or gain under this Section 6.4(d) shall be required only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 6.4(b) were not in this Agreement. This Section 6.4(b) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation §1.704-1(b) (2) (ii) (d), and this Section 6.4(b) shall be interpreted and applied consistently therewith.

(c)          Substantial Economic Effect. Notwithstanding anything in this Agreement to the contrary, if the allocation of any item of income, gain, loss or expense pursuant to this Section 6 does not have substantial economic effect under Treasury Regulation §1.704-1(b) (2) and is not in accordance with the Members’ interests in the Company within the meaning of Treasury Regulation §1.704-1(b) (3), then such item shall be reallocated in such manner as to (i) have substantial economic effect or be in accordance with the Members’ Units and (ii) result as nearly as possible in the respective balances of the Capital Accounts that would have been obtained if such item had instead been allocated under the provisions of this Section 6 without giving effect to this Section 6.4(c).

(d)          Corrective Allocations. If any amount is allocated pursuant to paragraph (a), (b) or (c) of this Section 6.4, then, notwithstanding anything in Section 6.2 to the contrary (but subject to the provisions of paragraphs (a), (b) and (c) of this Section 6.4), income, gain, loss and expense, or items thereof, shall thereafter be allocated in such manner and to such extent as may be necessary so that, after such allocation, the respective balances of the Capital Accounts will equal as nearly as possible the balances that would have been obtained if the amount allocated pursuant to paragraph (a), (b) or (c) of this Section 6.4 instead had been allocated under the provisions of this Article 6 without giving effect to the provisions of such paragraph.

(e)          Amendments to Allocations. The provisions hereof governing the Company allocations and distributions, including the distribution of assets upon liquidation of the Company, are intended to comply with the requirements of Code Sections 704(b) and 704(c) and the Treasury Regulations that have been or may be promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. If, in the opinion of the Management Committee, the allocations of income, gain, loss and expense provided for herein do not comply with (i) such Code provisions or Treasury Regulations, or (ii) any other applicable provisions of the Code or Treasury Regulations (including the provisions relating to nonrecourse deductions and Member nonrecourse educations), then, notwithstanding anything in this Agreement to the contrary, such allocations shall, upon notice in writing to each Class A-1 Member, be modified in such manner as the Management Committee determines is necessary to satisfy the relevant provisions of the Code or Treasury Regulations, and the Management Committee shall have the right to amend this Agreement (without the consent of any other Member being required for such amendment) to reflect any such modification; provided, however, that no such modification shall alter materially the economic arrangement among the Members.

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6.5.         Adjustments to Reflect Changes in Units. With respect to any Accounting Period during which any Member’s interest in the Company changes, whether by reason of the admission of a new Member, the withdrawal of a Member, a non-pro rata contribution of capital to the Company or otherwise as described in Section 706(d)(1) of the Code and regulations issued thereunder, allocations of Net Income, Net Loss and other items of Company income, gain, loss and expense shall be adjusted appropriately to take into account the varying interests of the Members during such Accounting Period. The Management Committee, in its sole discretion, shall select the method of making such adjustments.

6.6.         Allocation of Taxable Income and Loss.

(a)          Except as otherwise provided in this Section 6.6, the taxable income or loss of the Company for any Accounting Period shall be allocated among the Members in proportion to and in the same manner as Net Income, Net Loss and separate items of income, gain, loss and expense (excluding items for which there are no related tax items) are allocated among the Members for Capital Account purposes pursuant to the provisions of Sections 6.2, 6.3, 6.4 and 6.5. Except as otherwise provided in this Section 6.6, the allocable share of a Member for tax purposes in each specified item of income, gain, loss or expense of the Company comprising Net Income, Net Loss or any item allocated pursuant to Section 6.2, 6.3, 6.4 or 6.5, as the case may be, shall be the same as such Member’s allocable share of Net Income, Net Loss or the corresponding item for such Accounting Period.

(b)          In accordance with Sections 704(b) and 704(c) of the Code and applicable Treasury Regulations, including Treasury Regulation §1.704-1(b) (4) (i), items of income, gain, loss and expense with respect to any Book Property of the Company (and, if necessary, any other property of the Company) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Book Property to the Company for federal income tax purposes and its book value. In making allocations pursuant to this Section 6.6(b), the Management Committee is authorized to apply any method or convention required or permitted by Section 704(c) of the Code; provided, however, that the Management Committee shall select such method or convention such that the contributing Member, to the maximum extent possible, recognizes the variation, if any, between the adjusted basis and the initial book value of the Book Property contributed by that Class A-1 Member.

(c)          The items of income, gain, loss and expense allocated to the Members for tax purposes pursuant to this Section 6.6 shall not be reflected in the Members’ Capital Accounts. Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intent of this Agreement and is consistent with the economic arrangement among the Members.

(d)          A Person who is substituted as a Member pursuant to this Agreement shall be deemed to have made the Capital Contributions attributable to the Unit that is acquiring and shall succeed to the Capital Account of its transferor to the extent of the Unit that it is acquiring.

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ARTICLE 7

DISTRIBUTIONS

7.1.         Distributions. From time to time, the Management Committee shall determine, in its sole discretion, the amount of Net Cash Flow to be distributed to the Class A-1 Members (subject to any reserves that are established by the Management Committee, in its sole and absolute discretion). Except as otherwise provided in Article 11 hereof, all Distributions of cash or other property from the Company to the Class A-1 Members shall be made to the Class A-1 Members, to and among the Class A-1 Members pro rata based on their ownership of Units, except as contemplated in Article 11.

Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Management Committee on behalf of the Company, shall not make a distribution to any Class A-1 Member on account of its Class A-1 Units if such distribution would violate the Act or other applicable law.

7.2.         Tax Distribution.

(a)          Notwithstanding Section 7.1, in the event that a Class A-1 Member’s Tax Distribution Amount for a Fiscal Year exceeds the amount of distributions received, or to be received, by such Class A-1 Member under Section 7.1 for such Fiscal Year, the Company shall (to the extent that such distributions can be made under applicable law and to the extent that there is any available Net Cash Flow), make a distribution to such Class A-1 Member (including, without limitation and for the avoidance of doubt, with respect to such Class A-1 Member’s unvested Class B Units, if any) in an amount equal to such excess. Such distribution shall be made on an annual basis not later than April 10 of each year. Any distribution made to a Class A-1 Member pursuant to the preceding sentence shall be treated as a prepayment of future distributions of Net Cash Flow to such Class A-1 Member under Section 7.1; provided that adjustments to any such future distributions to that Class A-1 Member shall not reduce any amounts distributable to such Class A-1 Member pursuant to this Section 7.2 for subsequent Fiscal Years. For purposes of applying this Section 7.2, the Management Committee may designate amounts distributed under Section 7.1 during the period ending 90 days after the end of a Fiscal Year as amounts distributed for such Fiscal Year, and any amounts so designated shall not be treated as distributions for the Fiscal Year in which they were actually made.

(b)          A Class A-1 Member’s “Tax Distribution Amount” for a Fiscal Year shall be equal to the product of (i) the Company’s net taxable income allocated to such Class A-1 Member for such Fiscal Year for federal income tax purposes, multiplied by (ii) the highest marginal federal, state and local tax rate applicable to an individual residing in New York, New York or any jurisdiction to which such individual is subject to tax by reason of investing in the Company, taking into account the character of the applicable income and the deductibility of state and local taxes for U.S. federal income tax purposes.

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ARTICLE 8

BOOKS AND RECORDS; TAX MATTERS

8.1.         Records and Books of Account. The Management Committee shall keep the records required to be kept pursuant to the Act, and any other books and records with respect to the Company as the Management Committee in its sole discretion shall deem necessary or desirable. The fiscal year of the Company shall be the calendar year. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members pursuant to the Act.

8.2.         Accounting and Tax Decisions. All decisions as to accounting and tax matters shall be made by the Management Committee. The Management Committee shall use its best efforts to refrain from taking any action that would cause the Company to be treated other than as a partnership for United States federal income tax purposes. No Member other than the Tax Matters Partner shall have the right to (a) participate in the audit of any Company tax return, (b) file any tax return, amended tax return or claim for refund inconsistent with any item of income, gain, loss or expense reflected on any Company tax return, (c) participate in any administrative or judicial proceeding arising out of or in connection with any Company tax return, audit relating to a Company tax return, claim for the Company, by the Company or denial of such a claim, or (d) appeal, challenge or otherwise protest any adverse findings in any such audit or with respect to any such tax return or in any such administrative or judicial proceedings. Steve Leber is hereby designated the “Tax Matters Partner” for the purpose of Section 6231(a) of the Code (and the regulations thereunder).

8.3.         Income Tax Elections.

(a)          The Management Committee shall have the right to make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of Company income, gain, loss, deduction and credit and as to all other relevant matters as it believes necessary, appropriate and desirable.

(b)          The Management Committee may make or petition to revoke (as the case may be) the election referred to in Section 754 of the Code. Each Member agrees in the event of such an election to supply promptly to the Company the information necessary to give effect thereto.

ARTICLE 9

TRANSFERS OF UNITS

9.1.         Transfer Restrictions Generally.

(a)          General. Each Member agrees that it will not, directly or indirectly, Transfer any Units except in accordance with the terms of this Agreement. Any attempt to Transfer or any purported Transfer of any Units not in accordance with the terms of this Agreement shall be null and void, and neither the Company nor any transfer agent of such Units shall give any effect to such attempted Transfer in its membership records, constitutive documents or other relevant documents or records.

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(b)          Securities Act. Each Member agrees that, in addition to the other requirements set forth in this Agreement, it will not Transfer any Units except (i) pursuant to an effective registration statement under the Securities Act, or (ii) unless such requirement is waived by the Company, upon receipt by the Company of an opinion of counsel (which counsel and opinion shall be reasonably satisfactory to the Company) to the effect that no registration is required in connection with such Transfer because of the availability of an exemption from registration under the Securities Act.

(c)          Publicly Traded Partnership. Notwithstanding any provision to the contrary within this Agreement, each Member agrees that, unless the restriction under this Section 9.1(c) is waived by the Company, it will not Transfer any Units if such Transfer, whether alone or in conjunction with other transactions, may cause the Company to become a publicly traded partnership within the meaning of Section 7704 of the Code.

9.2.         Intentionally Deleted.

9.3.         Transfers by Members. Each of the Members severally agrees that it will not Transfer any Units, without the prior consent of the Class A-1 Members, except pursuant to Section 9.6 (Involuntary Transfer).

9.4.         Involuntary Transfers. To the extent permitted under applicable law, any Transfer of Units owned by a Member that constitutes an Involuntary Transfer shall be null and void, and such Units shall revert to such Member.

9.5.         Permitted Transferees. Subject to the provisions of Section 9.3, it shall be a condition precedent to any Transfer to a Permitted Transferee that such Permitted Transferee, if he, she or it has not already done so, shall execute and deliver to each party hereto a joinder agreement acknowledging that the Units Transferred or to be Transferred to him, her or it is and shall be subject to the terms and conditions of this Agreement and agreeing to be bound hereby. Consequently, if a Member transfers any of its Units to a Permitted Transferee (or if any Permitted Transferee subsequently transfers or re-transfers any of such Units to another Permitted Transferee of such Member), such Permitted Transferee(s) shall receive and hold the Units so transferred subject to the provisions of this Agreement.

9.6.         Effect of Assignment. Following an assignment of a Unit that is permitted under this Article 9, the transferee of such interest shall be treated as having made all of the Capital Contributions in respect of such Unit, shall succeed to the Capital Account associated with such Unit and shall receive allocations and distributions under Articles 6 and 7 in respect of such interest as if such transferee were a Member.

9.7.         Other Limitations. In order to permit the Company to qualify for the benefit of a “safe harbor” under Code section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer shall be permitted or recognized (within the meaning of Treasury Regulation §1.7704-1(d)) by the Company or the Members if and to the extent that such Transfer would cause the Company to have more than 100 members (within the meaning of Treasury Regulation §1.7704-1(h), including the look-through rule in Treasury Regulation §1.7704-1(h)(3)).

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9.8.         Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article 9 shall be deemed effective on the first date as of which with the relevant requirements of this Agreement have been satisfied.

ARTICLE 10

VOLUNTARY WITHDRAWAL OF MEMBERS

10.1.        No Voluntary Withdrawal. No Member shall, without the consent of all of the other Members, voluntarily withdraw from the Company.

10.2.        Effect of Voluntary Withdrawal.

(a)          If a Member voluntarily withdraws from the Company, the Company shall continue and shall not, by reason of the voluntary withdrawal, dissolve.

(b)          If a Member voluntarily withdraws, the withdrawn Member shall not have the right to receive any distribution at the time of such withdrawal (including, without limitation, the fair value of the Member’s interest), other than any distribution to which the withdrawn Member is otherwise entitled, as of the date of withdrawal, to receive under Section 7.1.

10.3.        Class A Members. This Article 10 shall not apply to Class A Members, who shall have their Class A Units immediately redeemed by the Company upon issuance thereof in exchange for shares of GPCM Common Stock in accordance with Section 2.2(b) hereof.

ARTICLE 11

DISSOLUTION

11.1.        Events of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

(a)          The written consent of the Management Committee; or

(b)          December 31, 2050.

11.2.          Distribution of Assets on Liquidation.

(a)          In liquidating the Company, the Management Committee will be entitled to make distributions in cash, in kind, or partly in cash and partly in kind as the Management Committee may determine; provided, that any distribution made partly in cash and partly in kind shall be pro rata among the Members to the extent reasonably practicable. The Management Committee need not distribute all of the assets at once, but may make partial distributions.

(b)          In the event the Company is “liquidated” within the meaning of Treasury Regulation 1.704-1(b)(2)(ii)(g), the distributions pursuant to this Article 11 shall be made, to the extent possible, within the time period required by Treasury Regulation 1.704-1(b)(2)(ii)(b)(2). Where necessary or desirable to comply with the preceding sentence, distributions may be made to a trust established for the benefit of the Members for the purposes of liquidating assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The Management Committee shall distribute the assets of any such trust to the Members from time to time in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

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(c)          On dissolution of the Company, the Member or Members designated by the Management Committee shall act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator(s) shall continue to operate the Company’s properties with all of the power and authority of the Management Committee, subject to the power of the Management Committee to remove and replace such liquidator(s). The steps to be accomplished by the liquidator(s) are as follows:

(i)          As promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(ii)         The liquidator(s) shall cause the Company’s property to be liquidated as promptly as is consistent with obtaining the fair market value thereof.

(iii)        The liquidator(s) shall distribute the proceeds of such liquidation and any other assets of the Company (subject to any requirement under the Act) in the following order of priority:

(1)         first, to payment, or the making of reasonable provision for payment, of all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) including the establishment of such adequate reserves for the payment and discharge of all debts, liabilities and obligations of the Company, including contingent, conditional or unmatured liabilities, in such amount and for such term as the liquidator may reasonably determine; and

(2)         second, to the Class A-1 Members in accordance with Section 7.1.

The distribution of cash, securities and other property to a Member in accordance with the provisions of this Section 11.2 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property, and shall constitute a compromise to which all Members have consented within the meaning of the Act.

ARTICLE 12

DEFINITIONS.

12.1.          Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

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“Accounting Period” means a one year period commencing on the first day of each calendar year, or any period of shorter duration commencing upon the formation date or the day following the last day of the preceding Accounting Period and terminating upon the earlier of (i) the last day of the current fiscal year or (ii) the day preceding the effective date of the admission of any new Member, any other change in the relative Units of the Members, a transfer by any Member of its interest, or any other similar transaction or event, as determined by the Management Committee in its sole discretion.

“Act” shall have the meaning assigned to it in Section 1.1.

“Adjusted Capital Account” means, with respect to the Capital Account of any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Accounting Period, after giving effect to all allocations made with respect to such Accounting Period under Section 5.2 and to the following adjustments:

(i)          credit to such Capital Account any amount that the Member is obligated to restore pursuant to Treasury Regulation §1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Treasury Regulation §§1.704-2(g)(1) or 1.704-2(i)(5);

(ii)         debit to such Capital Account the items described in Treasury Regulation §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) that are attributable to such Capital Account.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Affiliated Transaction” shall have the meaning assigned to it in Section 2.7.

“Agreement” shall have the meaning assigned to it in the opening paragraph of this Agreement.

“BJS” shall have the meaning assigned to it in the recitals to this Agreement.

“Book Property” shall mean property that is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, within the meaning of Treasury Regulation §1.7041 (b)(2)(iv)(g)(1).

“Capital Account” shall have the meaning assigned to it in Section 5.2(a).

“Capital Contribution” shall mean, as the context may require, contributions made (or deemed to be made) by a Member to, or on behalf of, the Company as shown opposite such Member’s name on Schedule 1.

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“Certificate of Formation” shall have the meaning assigned to it in the recitals to this Agreement.

“Class A Member” shall mean the Members owning Class A Units.

“Class A Units” shall have the meaning assigned to it in Section 2.2(a).

“Class A-1 Member” shall mean the Members owning Class A-1 Units.

“Class A-1 Units” shall have the meaning assigned to it in Section 2.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Company” shall have the meaning assigned to it in the opening paragraph of this Agreement.

“Covered Person” means a current or former Member or Member of the Management Committee, any Affiliate of a current or former Member or Member of the Management Committee, any current or former officer, director, manager, stockholder, partner, member, employee, advisor, representative or agent of a current or former Member or Member of the Management Committee or any of their respective Affiliates, or any current or former officer, employee or agent of the Company or any of its Affiliates.

“Current Operating Expenditures” means the expenditures of the Company for each Fiscal Year, or part thereof, arising from the ordinary course of the Company’s business, including, but not limited to, the following:

(i)          general operating expenses including, but not limited to, management, legal, accounting and other professional fees, wages, salaries and other compensation in connection with its business operations, monies expended to comply with and perform contractual and other obligations, and any other expenses expended on behalf of the Company in relation to its general administrative and management needs;

(ii)         payments of principal and interest upon any indebtedness of the Company (whether third-party indebtedness or loans made by Members to the Company pursuant to this Agreement);

(iii)        any other cash expended by the Company for business operations; and

(iv)        appropriate reserves established by the Company’s Officers, with the approval of the Management Committee, for debt service, to provide working capital and for other anticipated operating needs and liabilities.

“Distribution” shall have the meaning assigned to it in the recitals to this Agreement.

“Effective Date” shall have the meaning assigned to it in the opening paragraph of this Agreement.

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“Fiscal Year” means any twelve (12) month period commencing on January 1 and ending on December 31.

“Gross Revenue” means the gross revenue of the Company for each Fiscal Year, or part thereof, arising from the ordinary course of the Company’s business. Gross Revenue shall not include Capital Contributions or, unless otherwise agreed by the Management Committee, any loan proceeds received by the Company.

“GPCM” shall have the meaning assigned to it in the recitals to this Agreement.

“GPCM Common Stock” shall have the meaning assigned to it in the recitals to this Agreement.

“Involuntary Transfer” shall mean, with respect to Units of any Member, any involuntary Transfer or Transfer by operation of law of such Units (other than to a Permitted Transferee of such Member or to such Member’s estate upon his death) by or in which such Member shall be deprived or divested of any right, title or interest in or to such Units, including (i) by seizure under levy of attachment or execution, (ii) by foreclosure upon a pledge, (iii) in connection with any voluntary or involuntary bankruptcy or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iv) pursuant to any statute pertaining to escheat or abandoned property, (v) pursuant to a divorce or separation agreement or a final decree of a court in a divorce action and (vi) a Transfer to a legal representative of any Member occasioned by the incompetence of such Member.

“Management Committee” shall mean the Management Committee established pursuant to Section 3.2. Each Member of the Management Committee shall be deemed to be a “manager” within the meaning of Section 18-101(10) of the Act.

“Meadows” shall have the meaning assigned to it in the recitals to this Agreement.

“Member” and “Members” shall mean Class A Member or Members and/or Class A-1 Member or Members, as the context requires.

“Members of the Management Committee” shall have the meaning assigned in Section 3.2(a).

“Net Cash Flow” means, for each calendar month, Fiscal Year or other period of the Company for which it must be determined, the Gross Revenue, less Current Operating Expenditures.

“Net Income” or “Net Loss” shall mean, except as specified below, the income or loss of the Company for “book” or “capital account” purposes under Treasury Regulations Section 1.704-1(b)(2)(iv). In particular, but without limitation, for each Fiscal Year, “Net Income” or “Net Loss” shall mean the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (it being understood that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in such taxable income or loss), with the following modifications:

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(i)          income, gain or loss from, and cost recovery, amortization or depreciation deductions with respect to, Book Property shall be computed by reference to the value of such property as set forth on the books of the Company, all in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such property differs from such value;

(ii)         any income of the Company that is exempt from federal income tax, and that is not otherwise taken into account in computing Net Income or Net Loss, shall be added to such taxable income or loss;

(iii)        any expenditures of the Company that are described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and that are not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(iv)        in the event that the value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss (as the case may be) from the disposition of such property for purposes of computing Net Profit and Net Loss;

(v)         to the extent (and only to the extent) that an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 732, Section 734 or Section 743 of the Code is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment shall be treated as an item of gain or loss (as the case may be) for purposes of computing Net Income or Net Loss; and

(vi)        any items of income, gain, loss or deduction that are specially allocated to a Member under Section 6.4 shall not be taken into account in computing Net Income and Net Loss (but the amount of such items available for allocation under Section 6.4 shall be determined by applying rules analogous to the rules set out in clauses (i) through (v) above).

“Officer” shall mean each person designated as an officer of the Company and appointed pursuant to Section 3.6.

“Option” shall have the meaning assigned to it in the recitals to this Agreement.

“Option Plan” shall have the meaning assigned to it in the recitals to this Agreement.

“Optionee” shall have the meaning assigned to it in the recitals to this Agreement.

“Original Operating Agreement” shall have the meaning assigned to it in the recitals to this Agreement.

“Permitted Transferee” shall mean:

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(i)          with respect to any Member who is a natural person, (A) the immediate family of such Member (B) any trust of which one or more Members are the controlling trustees, which is established solely for the benefit of any one or more individuals having a relationship with respect to such Member described in clause (A) of this subparagraph (i), and the terms of which contain transfer restrictions which are not inconsistent with the terms of this Agreement; (C) any corporation, partnership or limited liability company of which one or more Members are the controlling shareholders and directors, partners, or members, as the case may be, the other beneficial owners of which are persons having a relationship with respect to such Member described in clause (A), (B) or (C) of this subparagraph (i), and the governing documents of which contain transfer restrictions which are not inconsistent with the terms of this Agreement; and (D) the estate of such Member established by reason of such Member’s death;

(ii)         with respect to any trust, corporation, partnership or limited liability company described in clause (B) or (C) of subparagraph (i) above to which a Member has transferred Units, or any estate of any Member described in clause (D) of subparagraph (i) above, any person having a relationship with respect to such Member described in clause (A), (B) or (C) of such paragraph (i);

(iii)        and with respect to any Member that is not a natural Person or a trust referred to in clause (B) or (C) of subparagraph (i) above, any Affiliate of such Member and any successor to such Member which survives a merger, consolidation or sale of all, or substantially all, of the assets of such Member with, into or to any other Person.

“Person” or “Persons” shall mean any individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, association, unincorporated organization, country, state, city or other political subdivision, governmental agency or instrumentality, or other entity.

“Redemption Ratio” shall have the meaning assigned to it in the recitals to this Agreement.

“Reserved Option Shares” shall have the meaning assigned to it in the recitals to this Agreement.

“Revaluation Event” means (i) a contribution of more than a de minimis amount of money or property to the Company by any new or existing Member; (ii) the distribution by the Company of more than a de minimis amount of money or property to a retiring or continuing Member; (iii) the grant of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of being a Member; and (iv) the liquidation of the Company, within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g); provided, however that such revaluation shall occur in connection with an event described in clause (i), (ii), or above only if, as a result of such event, there is a change in the proportionate interests of the Members in the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Successor Entity” shall mean a successor corporation or other entity of the Company.

“Tax Distribution Amount” has the meaning set forth in Section 7.2(b).

“Tax Matters Partner” shall have the meaning assigned to it in Section 8.2.

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“Transfer,” “Transferred” or “Transferring” shall mean, with respect to any Unit, any direct or indirect sale, transfer, assignment, pledge, grant of a participation in, gift, hypothecation or other disposition or encumbrance of any nature of or on such Unit or any beneficial interest therein (including a transfer as a result of a merger, consolidation or sale of all or substantially all of the Transferor’s assets), and, in the case of an individual, whether during life or at death; provided, however, that the exercise of any conversion, exchange or purchase right provided for in the terms of any Units shall not be deemed to constitute a “Transfer.”

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time.

“Units” has the meaning set forth in Section 8.2.

ARTICLE 13

MISCELLANEOUS

13.1.          No Transfer of Interests in BJS. Each of the current members of BJS, Steve Leber and Jordan Leber, hereby agrees that he will not Transfer (as defined herein) any or all of his respective membership interests in BJS to any Person without the prior consent of Meadows; provided, however, that Jordan Leber may Transfer his interests in BJS to a Permitted Transferee (but only a Permitted Transferee that satisfies subsections (i)(A) and (i)(B) of that definition) with prior written notice to Meadows; and, provided, further, that so long as Steve Leber is the managing member of BJS and a Member of the Management Committee of the Company, he may Transfer any or all of his interests in BJS to a Permitted Transferee with prior written notice to Meadows.

13.2.          Nature of Company Interests. Each Member represents and warrants to the Company and each other Member that such Member is acquiring his interest in the Company for the Member’s own account as an investment and without an intent to distribute the interest. Each Member acknowledges that its interest in the Company has not been registered under the Securities Act or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

13.3.          Governing Law. THIS AGREEMENT, AND ALL MATTERS RELATING TO THE MEMBERS AND THE COMPANY, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

13.4.          Notices. Any notice or other communication under this Agreement shall be in writing and shall be sent by (i) personal delivery, (ii) registered or certified mail (return receipt requested), (iii) nationally recognized overnight courier service, (iv) facsimile or (v) email, to the Company and any Member at the Company’s principal office or to such other address as any Member may designate.

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13.5.          Entire Agreement and Amendments. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement, and may not be amended, changed, modified or terminated except by an instrument in writing signed by Meadows and BJS.

13.6.          Headings; Pronouns. The headings in this Agreement are for convenience only and shall not affect the meaning, construction or effect of this Agreement. The use of the masculine gender shall be deemed to refer to the feminine or neuter gender and the use of the singular shall be deemed to refer to the plural, and vice versa, whenever the context so requires.

13.7.          Further Assurances. The Members shall sign such further and other papers, and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

13.8.          Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is held invalid or unenforceable for any reason whatsoever, the remainder of this Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.9.          No Waiver. No failure by any Member to insist upon the strict performance of any provision of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, agreement, term or condition.

13.10.         Binding Effect. Subject to the restrictions on transfer or assignment contained in this Agreement or existing under applicable law, this Agreement shall inure to the benefit of and be binding upon the Members and their respective successors and permitted assigns.

13.11.         Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Members have adopted this Agreement as of the date first above written.

Dated: November 14, 2014	MEADOWS CAPITAL, LLC

	By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	President

Dated: November 14, 2014	BJS SQUARED LLC

	By:	/s/ Steve Leber
	Name:	Steve Leber
	Title:	Managing Member

Dated: November 14, 2014	By:	/s/ Steve Leber
Steve Leber
(with respect to Section 13.1 only)

Dated: November 14, 2014	By:	/s/ Jordan Leber
Jordan Leber
(with respect to Section 13.1 only

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Schedule 1

LIST OF MEMBERS

Name	Address	Initial Capital Contributed	Percentage Interest in Entire Company	Number of Class A-1 Units
Meadows Capital LLC			50%	1
BJS Squared LLC			50%	1